Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-51242 and 333-113224) of Pacific Financial Corporation ("Pacific") of our report, dated April 28, 2005, with respect to Pacific management's assessment of the effectiveness of its internal control over financial reporting and the effectiveness of Pacific's internal control over financial reporting as of December 31, 2004, included in this Amendment No. 1 to Annual Report on Form 10-K/A of Pacific.


/s/ McGladrey & Pullen LLP

Tacoma, Washington
April 29, 2005